Exhibit 1

    COMMTOUCH REPORTS SECOND QUARTER 2003 RESULTS AND ISSUES BUSINESS UPDATES


MOUNTAIN VIEW,  Calif.--(BUSINESS  WIRE)--August  21, 2003-- Commtouch  (Nasdaq:
CTCH - News), a developer and provider of proprietary anti-spam solutions, today announced its second quarter results for 2003.

Revenues for the quarter were $70 thousand compared to $107 thousand for the prior quarter and $1,005 thousand in the comparable quarter last year. Total loss for the quarter was $1,037 thousand compared to $1,144 thousand in the prior quarter and $725 thousand in the comparable quarter last year. During the second quarter, Commtouch recognized $238K as equity in income of Imetrix (formerly Commtouch Japan).

Revenues for the six months ended June 30, 2003 were $1,005 thousand and $2,276 thousand in the comparable period last year. Total loss for the six months ended June 30, 2003 was $2,181 thousand compared to $1,599 thousand in the comparable period last year.

Cash as at June 30, 2003 was approximately $1,034 thousand compared to $1,388 thousand as at December 31, 2002. During the second quarter, the company received $838 thousand of the total loan amount of $1,250 thousand under the previously announced convertible loan agreement.


BUSINESS UPDATES:

1. The two private placements announced on July 16 and August 4, 2003 in the amounts of $1,440,000 and $1,600,000 recently closed, and to date the company has received a majority of the investment proceeds.

2. The proprietary Commtouch anti-spam solution was commercially released to the market in late June 2003. The response of both customers and resellers has been uniformly positive, with most attesting to the ease of deployment and usage, and high level of anti-spam protection provided by the Commtouch solution.

3. To date, the company has signed distribution agreements with 41 resellers. Beyond the tens of initial customers for the Commtouch solution, the company has a promising early pipeline of additional potential customers of the solution.

4. The company is engaged in discussions with certain strategic business partners, with some of those discussions having advanced beyond the exploratory stage.

5. Revenues associated with the sale of the Commtouch solution will be recognized ratably over the life of sales contracts, which is generally one year. However, payment of fees to Commtouch is to be made in full 30-60 days following the sale.

6. As is evident from Commtouch's Q2 2003 statement of operations, the company has begun to expend additional financial resources in expanding its sales force in an effort to seize the perceived opportunity presented by the anti-spam market. In the coming quarter, sales expenses

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

will continue to rise as the company increases its recruiting efforts, including the hiring of additional sales personnel.

While the company is extremely pleased with the progress it has made to date, it cautions that both the anti-spam market and the Commtouch solution being delivered to this market are relatively new, and the performance of the company in the next few quarters will be fairly determinative of the success of the company in this market. All investors and potential investors are urged to read the cautionary language regarding risks associated with the Commtouch business in the following "About Commtouch" section, as more fully discussed in the company's SEC filings mentioned below.

About Commtouch

Commtouch Software Ltd. is a developer and provider of proprietary anti-spam solutions. The company's core technologies reflect its dozen years of experience as a leading vendor of email software applications and provider of global messaging services. Commtouch is headquartered in Netanya, Israel and its subsidiary, Commtouch Inc., is based in Mountain View, CA. The company was founded in 1991 and has been publicly traded since 1999 (Nasdaq: CTCH - News). To learn more about Commtouch's solutions visit our web site at http://www.commtouch.com.

Note: Commtouch(R) is a registered trademark of Commtouch Software Ltd.. Other terms and product names in this document may be trademarks of others.

This press release contains forward-looking statements, including projections about our business, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as "expect", "plan", "estimate", anticipate", or "believe" are forward-looking statements. These statements are based on information available to us at the time of the release; we assume no obligation to update any of them. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations as a result of numerous factors, including business conditions and growth or deterioration in the Internet market, commerce and the general economy both domestic as well as international; fewer than expected new-partner relationships; competitive factors including pricing pressures; technological developments, and products offered by competitors; availability of qualified staff for expansion; and technological difficulties and resource constraints encountered in developing new products as well as those risks described in the company's Annual Reports on Form 20-F and reports on Form 6-K, which are available through www.sec.gov.

--------------------------------------------------------------------------------
Contact:
Commtouch
media@commtouch.com
Gary Davis  650-864-2290

                                     ######

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

                             COMMTOUCH SOFTWARE LTD.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                               (USD in thousands)

                                                       June 30,     December 31,
                                                       2003         2002
                                                       ------       ------
Assets
Current Assets:
 Cash and cash equivalents ..........................  $1,034       $1,388
 Trade receivables, net .............................      --           64
 Prepaid expenses and other accounts receivable .....     145          231
                                                       ------       ------
 Total current assets ...............................   1,179        1,683
                                                       ------       ------
Long-term lease deposits ............................       5            5
Equity investment in Imetrix ........................     240            3
Severance pay fund ..................................     311          264
Property and equipment, net .........................     698        1,029
                                                       ------       ------
                                                       $2,433       $2,984
                                                       ------       ------
Liabilities and Shareholders' Equity
Current Liabilities:
 Accounts payable ...................................     347          338
 Employees and payroll accruals .....................     615          424
 Accrued expenses and other liabilities .............     281          372
                                                       ------       ------
 Total current liabilities ..........................   1,243        1,134
                                                       ------       ------

 Other liabilities ..................................     135          135
 Convertible loan ...................................     568           --
 Accrued severance pay ..............................     328          278
                                                       ------       ------
                                                        1,031          413
                                                       ------       ------

 Shareholders' equity ...............................     159        1,437
                                                       ------       ------
                                                       $2,433       $2,984
                                                       ======       ======

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

                             COMMTOUCH SOFTWARE LTD.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (USD in thousands, except per share amounts)


                                                                  Three         Three          Six           Six
                                                                  Months        Months        Months        Months
                                                                  Ended          Ended         Ended         Ended
                                                                 June 30        June 30       June 30       June 30
                                                                   2003          2002          2003          2002
                                                                 --------      --------      --------      --------
Revenues:
 Email services ............................................     $     70      $  1,005      $    176      $  2,276
Cost of revenues:
 Email services ............................................          143           406           317         1,339
                                                                 --------      --------      --------      --------
Gross profit (loss) ........................................          (73)          599          (141)          937
                                                                 --------      --------      --------      --------
Operating expenses:
 Research and development, net .............................          362           530           708         1,103
 Sales and marketing .......................................          340           244           528           765
 General and administrative ................................          332           421           774         1,187
 Amortization of stock-based employee deferred compensation            63           138           126           276
 Total operating expenses ..................................        1,097         1,333         2,136         3,331
                                                                 --------      --------      --------      --------
Operating loss .............................................       (1,170)         (734)       (2,277)       (2,394)
 Interest and other income (expense), net ..................         (105)          (20)         (142)           24
 Equity in Income of Imetrix ...............................          238            18           238            18
 Minority interest .........................................           --            11            --            74
                                                                 --------      --------      --------      --------
 Loss from continuing operations ...........................       (1,037)         (725)       (2,181)       (2,278)
                                                                 --------      --------      --------      --------
 Gain on disposal of Wingra ................................           --            --            --         1,014
 Discontinued operations - Wingra ..........................           --            --            --          (335)
                                                                 --------      --------      --------      --------
Gain from sale of discontinued operations ..................           --            --            --           679
                                                                 --------      --------      --------      --------
Net loss ...................................................     $ (1,037)     $   (725)     $ (2,181)     $ (1,599)
                                                                 ========      ========      ========      ========

Basic and diluted net loss per share
  Loss from continuing operations ..........................     $  (0.05)     $  (0.03)     $  (0.10)     $  (0.12)
  Gain from sale of discontinued operations ................           --            --            --          0.04
                                                                 --------      --------      --------      --------
  Net loss .................................................     $  (0.05)     $  (0.03)     $  (0.10)     $  (0.08)
                                                                 ========      ========      ========      ========

Weighted average number of shares used in computing
 basic and diluted net loss per share ......................       22,241        21,414        22,240        19,455
                                                                 ========      ========      ========      ========

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